Exhibit 99.1

The Beachbody Company Names Blake Bilstad Chief Legal Officer

October 4, 2021

Santa Monica, Calif. – The Beachbody Company, Inc. (NYSE: BODY) (“Beachbody” or the “Company”), a leading subscription health and wellness company, today announced the appointment of Blake Bilstad as Chief Legal Officer and Corporate Secretary of the Company, effective October 28, 2021. As Chief Legal Officer, Bilstad will serve as a key member of Beachbody’s leadership team, reporting to Co-Founder, Chairman and Chief Executive Officer Carl Daikeler.

Bilstad succeeds Jonathan Gelfand, who will serve as Executive Vice President, Business and Legal Affairs, Talent Management, and IP Development, a newly created role focused on maximizing the Company’s trainer and ambassador relationships and intellectual property assets.

“Blake brings significant public company and M&A experience to Beachbody, and a deep understanding of high-growth, technology-driven consumer companies, which will be of great value as we continue to execute our growth strategy and bring our complete fitness and nutrition solution to millions of customers over the coming years,” Daikeler said. “We are committed to ensuring that our leadership team has the best mix of experiences and skill sets and the right allocation of responsibilities as we continue our journey as a public company. Additionally, I want to thank Jonathan Gelfand for the significant role he has played in the evolution of Beachbody, and I am really excited to work with him as he takes on the critical task of maximizing our relationships with our brand ambassadors and Super Trainers, as well as expanding the value of our intellectual property.”

Bilstad brings more than 25 years of experience having served as counsel in leadership roles across health and wellness, technology, e-commerce, entertainment, and digital media companies, including extensive experience related to IPOs, M&A, IP and public affairs, as well as serving as a strategic advisor to executive teams and boards of directors.

“I am thrilled to join Beachbody at such an exciting time in the Company’s history,” said Bilstad. “The Company’s value proposition is unlike any other in the health and wellness space, and I am excited to partner with this team to position Beachbody for continued success and long-term value creation.”

Bilstad joins Beachbody from dosist™, an award-winning cannabis health and wellness company, where he currently serves as Chief Legal Officer, Corporate Secretary and a member of its board of directors. He previously served as General Counsel and Secretary at WWE® (NYSE: WWE), serving as principal legal advisor to its chairman and CEO, board of directors, and executive team during the company’s period of unprecedented growth and market value creation. He also was the General Counsel and Secretary at Provide Commerce (previously Nasdaq: PRVD), where he spent over 10 years leading the legal matters and public affairs of the e-commerce group that owned ProFlowers®, RedEnvelope®, Shari’s Berries® and Personal Creations®, among other brands, and managed each of the company’s publicly-traded purchase and sale transactions with Liberty Media Corporation. Previously he shepherded the highly publicized initial public offering of MP3.com (formerly Nasdaq: MPPP) and its subsequent acquisition by Vivendi Universal, where he consolidated all internet operations (39 companies in total) and closed numerous mergers and acquisitions transactions.

Bilstad began his career at the law firm of Cooley LLP, where he represented emerging technology and life sciences companies, venture funds and investment banks. He also clerked at the U.S. Department of Justice, Antitrust Division.

He earned his Juris Doctor cum laude from Harvard Law School and his Bachelor of Arts degree in History magna cum laude from Duke University, while also studying at the University of Oxford.

About The Beachbody Company, Inc.

Headquartered in Southern California, Beachbody is a worldwide leading digital fitness and nutrition subscription company with over two decades of creating innovative content and powerful brands. The Beachbody Company is the parent company of the Beachbody On Demand streaming platform (BOD), the Openfit live digital streaming platform and MYXfitness, the Company’s connected fitness brand. For more information, please visit TheBeachbodyCompany.com.

Source: The Beachbody Company, Inc.

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Edward Plank

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